                                                                    EXHIBIT 99.2


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a leading provider of enterprise network and data security solutions. The Company was founded in 1984, began shipping its SecurID tokens and Access Control Module ("ACM") hardware products in 1986, and introduced its first ACM software products for minicomputers and mainframe computers in 1988. Prior to 1986, the Company was primarily engaged in research and development activities. In December 1991, the Company introduced its ACE/Server software products for enterprise information protection using client/server architecture. The Company believes that its growth has historically been driven by the emergence of local and wide-area networks and a corresponding increase in users with direct access to core enterprise systems and confidential data. The Company also believes that the number of users with such direct access is increasing because of the growth of the Internet and corporate intranets and extranets.

    On July 26, 1996, the Company completed a merger with RSA Data Security, Inc. ("RSA") (the "RSA Merger") and on July 15, 1997, the Company completed an acquisition of DynaSoft AB, ("DynaSoft") (the "DynaSoft Acquisition"). On March 26, 1998 the Company completed an acquisition of Intrusion Detection Inc. ("IDI") (the "IDI Acquisition"). The RSA Merger, the DynaSoft Acquisition and the IDI Acquisition have been accounted for as poolings of interests in the Company's historical consolidated financial statements. All financial information included in the discussion which follows has been restated to include the results of RSA, DynaSoft and IDI for all periods presented.

    RSA, located in Redwood City, California, is a recognized leader in cryptography and develops, markets and supports cryptographic data security products and provides cryptographic consulting services. Products are licensed to Original Equipment Manufacturers ("OEMs") that incorporate the technology into their products. Developer toolkits and other products are used to implement cryptographic data security applications such as electronic mail, communications privacy, client/server data security, smart cards and other key information technologies.

    DynaSoft is based in Stockholm, Sweden and offers a range of software security solutions, including secure single sign-on solutions, through its BoKS product family. DynaSoft markets its products worldwide through subsidiaries and also through OEM licensing agreements with Sun Microsystems, Inc., Hewlett-Packard Company and other companies.

    IDI is located in New York, New York and is a leading publisher of network security software tools, the Kane Security Analyst and the Kane Security Monitor, designed to manage enterprise-wide security more effectively. IDI markets its products world-wide through a direct sales force and distributors.

     The Company's revenue is derived primarily from sales of SecurID tokens; licensing of ACE/Server, BoKS, Kane Security Analyst, Kane Security Monitor and SecurPC software; licensing of BSAFE, TIPEM, BCERT, S/PAY and S/MAIL encryption engines; licensing of patents; and revenues from maintenance and professional services. Historically, the Company's growth has been attributable to sales to new customers as well as to existing customers. Sales to existing customers include sales of SecurID tokens and ACE/Server software for use by different branches or divisions, sales of replacement tokens (which are programmed at the request of the customer to operate for a fixed period of up to four years) and sales of additional tokens for use by vendors, suppliers, customers and clients of the Company's customers. Sales to existing ACE/Server and BoKS customers are typically associated with an increase in the number of users authorized under a license, and the sales of additional functionality that can be added to the customer installation. ACE/Server, BoKS, Kane Security Analyst and Kane Security Monitor software license fee prices are typically based on the number of users authorized under a license. Sales to existing customers also include revenue associated with amendments to encryption engine and patent licensing agreements, usually in order to accommodate licensing of new software or technology to the customer, to increase the field of use rights of the customer, or both. Encryption engine software licensing terms vary by product, and are typically composed of both initial fees plus ongoing royalties paid as a percentage of the OEM's product or service revenues. Sales of ACM hardware and software products have been decreasing relative to sales of ACE/Server software for several years due to increased emphasis by the Company on sales to customers with larger security needs better met by client/server software solutions such as ACE/Server software. The Company believes that this trend will continue.

    The Company's direct sales to customers in countries outside of the United States are denominated in the local currency. As a result, fluctuations in currency exchange rates could affect the profitability in U.S. dollars of the Company's products sold in these markets. See Note 8 of Notes to the Company's Consolidated Financial Statements.

    The Company's cost of revenue consists primarily of costs associated with the manufacture and delivery of SecurID tokens and hardware products. The Company utilizes assembly contractors for most manufacturing. Cost of revenue also includes royalty fees incurred on the sale of ACE/Server software, royalty fees payable on the licensing of patent technology and royalties payable under certain OEM agreements. Cost of revenue includes customer support costs and production costs, which include labor costs associated with the programming of SecurID tokens, inspection and quality control functions and shipping costs. In the future, gross profit may be affected by several factors, including changes in product mix and distribution channels, price reductions (resulting from volume discounts or otherwise), competition, increases in the cost of revenue (including any software license fees or royalties payable by the Company) and other factors.

    Operating expenses are incurred for research and development, marketing and selling and general and administrative activities. Research and development expenses consist primarily of personnel costs as well as fees for development services provided by consultants. From time to time the Company has also purchased, and expensed, research and development technology. Marketing and selling expenses consist primarily of salaries, commissions and travel expenses of direct sales and marketing personnel and marketing program expenses. General and administrative expenses consist primarily of personnel costs for administration, finance, human resources, general management and legal and accounting fees.

    Interest and other income consists primarily of interest earned on the Company's cash balances and marketable securities.

    The Company has been profitable for each of the years in the eight-year period ended December 31, 1997.

RESULTS OF OPERATIONS

    The following table sets forth certain consolidated financial data as a percentage of revenue for the years ended December 31, 1995, 1996 and 1997:

                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------
                                               1995        1996        1997
                                              ------      ------      ------
Revenue .................................      100.0%      100.0%      100.0%
Cost of revenue .........................       17.7        21.3        20.4
                                              ------      ------      ------
Gross profit ............................       82.3        78.7        79.6
Costs and expenses:
  Research and development ..............       13.0        14.7        14.9
  Purchased research and development ....        1.3         1.2         4.4
  Marketing and selling .................       28.5        28.7        29.8
  General and administrative ............       21.2        16.9        12.2
  Merger and integration ................       --           7.1         4.1
                                              ------      ------      ------
     Total ..............................       64.0        68.6        65.4
                                              ------      ------      ------
Income from operations ..................       18.3        10.1        14.2
Interest income and other ...............        3.8         5.7         4.5

Gain on sale of marketable securities ...       --          12.8         3.0
                                              ------      ------      ------
Income before provision for income taxes        22.1        28.6        21.7
Provision for income taxes ..............        6.9        12.7         9.5
                                              ------      ------      ------
Net income ..............................       15.2%       15.9%       12.2%
                                              ======      ======      ======

1997 COMPARED WITH 1996

    Revenue. Total revenue increased 62.7% in 1997 to $140.6 million from $86.4 million in 1996. This increase in revenue reflected increases in unit sales of all of the Company's products, except ACM/400 and ACM/1600 hardware products. Approximately 42% of the increase in revenue in 1997 was attributable to increased sales of SecurID tokens, approximately 22% of the increase was attributable to increased sales of encryption engine licenses and approximately 23% of the increase was attributable to increased sales of ACE/Server software licenses. The balance of the increase in revenue primarily resulted from sales of BoKS, Kane Security Analyst and Kane Security Monitor software licenses, software patent licenses and maintenance revenue, offset by decreased hardware revenue. The Company believes that the overall increase in sales was attributable in part to growth of the information security market, with increased use of the Internet and corporate intranets and extranets continuing to play significant roles in developing new opportunities for the Company.

    International revenue (excluding Canada) increased 84.4% in 1997 to $36.7 million from $19.9 million in 1996. International revenue accounted for 26.1% and 23.0% of total revenue in 1997 and 1996, respectively. The increase in international revenue was primarily attributable to the continuing expansion of the Company's international direct sales force and increased market penetration of the Company's products in foreign markets.

    Cost of Revenue and Gross Profit. The Company's gross profit increased 64.6% in 1997 to $111.9 million, from $68.0 million in 1996, and remained relatively constant as a percentage of revenue at 79.6% in 1997 compared to 78.7% in 1996. Approximately 37% of the increase in gross profit during 1997 was attributable to increased unit sales of SecurID tokens, approximately 26% to increased licensing sales of encryption engine technology and approximately 28% to increased licensing sales of ACE/Server software. In addition, gross profit increased due to increased patent licensing sales, royalties and maintenance revenue, offset by reduced sales of ACM/400 and ACM/1600 hardware products.

    Research and Development. Research and development expenses increased 65.4% in 1997 to $21.0 million from $12.7 million in 1996. In each of 1997 and 1996, research and development expenses remained relatively constant as a percentage of revenue at 14.7% and 14.9% respectively. During 1997, approximately 58% of the increase in research and development expenses resulted from an increase in payroll costs associated with the employment of additional staff. The remainder of the increase in research and development expenses was attributable to occupancy costs, consulting fees and purchases of computer equipment, resulting in higher depreciation charges.

    Purchased Research and Development. During 1997, the Company purchased and recorded as purchased research and development expense technology from VeriSign, Inc. ("VeriSign") for $2.7 million, from Baltimore Technologies, Ltd. for $0.5 million and from Netscape Communications Corporation ("Netscape") for $3.0 million. The Company plans to incorporate the technologies, respectively, into products which are expected to offer electronic signatures and a certificate authority and a Java-based developer encryption engine as part of its SecurSight family of enterprise security solutions ("SecurSight").

    During the fourth quarter of 1996, the Company purchased and recorded as purchased research and development expense technology from Worldtalk Corporation ("Worldtalk") for $1.0 million. The technology was incorporated into the Company's S/MAIL developer kit, a standards-based secure messaging solution for third-party software developers designed to provide a secure messaging infrastructure based on the S/MIME protocol.

    Marketing and Selling. Marketing and selling expenses increased 69.0% in 1997 to $41.9 million from $24.8 million in 1996. Marketing and selling expenses increased as a percentage of revenue in 1997 to 29.8% from 28.7% in 1996. During 1997, approximately 35% of the increase in marketing and selling expenses resulted from an increase in payroll costs associated with the employment of additional staff and approximately 33% of the increase was attributable to sales commissions on increased revenues. The remainder of the increase in marketing and selling expenses resulted from increased travel expenses, marketing program costs and occupancy costs.

    General and Administrative. General and administrative expenses increased 17.8% in 1997 to $17.2 million, from $14.6 million in 1996, but decreased as a percentage of revenue to 12.2% in 1997 compared to 16.9% in 1996. The increase in general and administrative expenses was due to the employment of additional staff offset by reduced legal expenses. Legal expenses decreased approximately $2.3 million in 1997 compared to 1996 due to the settlement of certain of the Company's legal proceedings in 1996.

     Merger and Integration. In 1997, the Company incurred direct costs in connection with the DynaSoft Acquisition and subsequently incurred costs in connection with the integration of DynaSoft, primarily for severance. Total merger and integration costs were $5.7 million in 1997. Expenses incurred in connection with the RSA Merger were $6.1 million in the third quarter of 1996. See Note 2 to the Company's Consolidated Financial Statements.

    Interest Income and Other. Interest income increased 28.6% in 1997 to $6.3 million from $4.9 million in 1996 due to interest earned on higher cash and marketable securities balances.

     Gain on Sale of Marketable Securities. The gain on sale of marketable securities was $4.3 million in 1997, compared to $11.0 million in 1996.

     Minority Interests. Minority interests in the consolidated net income were $114,000 in 1997. In 1997 and 1996, the Company sold an aggregate of 26% interest to minority stockholders of RSA's Japanese subsidiary.

    Provision for Income Taxes. The provision for income taxes increased to $13.3 million during 1997 from $11.0 million in 1996, primarily due to higher pre-tax income. The Company's estimated effective tax rate decreased to 43.7% in 1997 from 44.6% in 1996 due to differences in amounts of nondeductible merger expenses in 1997 compared to 1996.

    Net Income. As a result of the above factors, net income in 1997 increased to $17.0 million, or 12.2% of revenue, from $13.7 million, or 15.9% of revenue, in 1996.

1996 COMPARED WITH 1995

    Revenue. Total revenue increased 70.1% in 1996 to $86.4 million from $50.8 million in 1995. This increase in revenue reflected increases in unit sales and licensed use of substantially all of the Company's products. Approximately 41%, 21% and 11% of the increase in revenue was attributable to the increase in unit sales of SecurID tokens, the increase in unit sales of ACE/Server software licenses and the issuance of additional encryption engine and patent licenses, respectively.

    International revenue (excluding Canada) increased 114.0% in 1996 to $19.9 million from $9.3 million in 1995 and accounted for 23.0% and 18.3% of total revenue in 1996 and 1995, respectively. This increase in international revenue was primarily attributable to the continuing expansion of the Company's international direct sales force and increased market penetration of the Company's products in foreign markets.

    Cost of Revenue and Gross Profit. The Company's gross profit increased 62.7% in 1996 to $68.0 million, or 78.7% of revenue, from $41.8 million, or 82.3% of revenue, in 1995. Approximately 44% of the increase in gross profit was attributable to an increase in the unit sales and gross margin from the sale of SecurID tokens. Approximately 25% of the increase in gross profit was attributable to increased sales of ACE/Server software licenses. Approximately 9% of the increase in gross profit was attributable to increased sales of patent and encryption engine licenses. Overall, gross margins were lower due primarily to the higher royalty costs associated with the ACE/Server software and patent license products and additional investment in the Company's customer support infrastructure.

    In December 1994, the Company entered into an agreement with Progress Software Corporation ("Progress Software"), a vendor of commercial database software, for the right to use certain of Progress Software's software to enhance the functionality of the Company's ACE/Server software. The Company began incurring royalties, which are charged to cost of revenue, under the Progress Software agreement upon the commercial introduction of ACE/Server software version 2.0 in October 1995. These royalties have decreased gross margins.

    Research and Development. Research and development expenses increased 92.4% in 1996 to $12.7 million from $6.6 million in 1995, and increased as a percentage of revenue to 14.7% in 1996 from 13.0% in 1995. Approximately 54% of the increase in research and development expenses resulted from an increase in compensation costs associated primarily with the employment of additional staff. Approximately 15% of the increase in research and development expenses in 1996 was related to general overhead costs. Approximately 9% of the increase was attributable to increases in consulting services contracted to develop enhancements to the Company's ACE/Server software line.

    Purchased Research and Development. During the fourth quarter of 1996, the Company purchased, and recorded as purchased research and development expense, technology from Worldtalk for $1.0 million. The technology was incorporated into the Company's S/MAIL developer kit, a standards-based secure messaging solution for third-party software developers designed to provide a secure messaging infrastructure based on the S/MIME protocol.

    During 1995, the Company purchased, and recorded as purchased research and development expense, SecurADM technology for $0.6 million. The technology was incorporated into products designed to provide secure single sign-on capability in heterogeneous networked data processing environments.

    Marketing and Selling. Marketing and selling expenses increased 71.0% in 1996 to $24.8 million from $14.5 million in 1995, and increased as a percentage of revenue to 28.7% in 1996 from 28.5% in 1995. Approximately 35% of the increase in marketing and selling expenses was due to an increase in payroll costs associated primarily with the employment of additional direct sales and marketing personnel. Approximately 16% of the increase in marketing and selling expenses was attributable to the increase in commissions on products sold by the Company's direct sales force. Approximately 15% of the increase in marketing and selling expenses was due to an increase in travel-related costs and marketing programs, such as direct mail and seminar activities, trade shows and public relations campaigns. Approximately 12% of the increase in marketing and selling expenses in 1996 was related to general overhead costs.

    During 1996, international sales expenses increased due to the continued development of the Company's sales offices in Europe and Asia.

    General and Administrative. General and administrative expenses increased 35.2% in 1996 to $14.6 million, or 16.9% of revenue, from $10.8 million, or 21.2% of revenue, in 1995. Approximately 27% of the increase was due to an increase in payroll and recruitment costs associated primarily with the growth in the Company's staff needed to support the continuing expansion of operations. Approximately 16% of the increase in general and administrative expenses was from an increase in consulting and temporary administrative services. In addition, approximately 9% of the increase in general and administrative expenses consisted of moving costs incurred in relocating to the Company's new corporate offices.

     Merger and Integration. Merger and integration expenses incurred in connection with the RSA Merger were $6.1 million in the third quarter of 1996. See Note 2 of Notes to the Company's Consolidated Financial Statements.

    Interest Income and Other. Interest income increased to $4.9 million in 1996 from $1.9 million in 1995. This increase was due primarily to higher average daily balances in invested cash resulting from the Company's follow-on public offering in November 1995.

    Gain on Sale of Marketable Securities. The Company realized a gain of approximately $11.0 million in 1996 on the sale of marketable securities.

    Provision for Income Taxes. The provision for income taxes increased to $11.0 million in 1996 from $3.5 million in 1995. This increase was primarily the result of higher pre-tax income during 1996. The Company's effective tax rate increased to 44.6% in 1996 from 31.1% in 1995. The increase in the effective tax rate was caused principally by the non-deductibility of certain RSA Merger expenses in the third quarter of 1996. For the year ended December 31, 1995, the valuation allowance was reduced by approximately $0.9 million, which resulted in a decrease in the provision for income taxes for 1995. See Notes 1 and 5 of Notes to the Company's Consolidated Financial Statements.

    Net Income. As a result of the above factors, net income in 1996 increased to $13.7 million, or 15.9% of revenue, from $7.7 million, or 15.2% of revenue, in 1995.

LIQUIDITY AND CAPITAL RESOURCES

   LIQUIDITY

    At December 31, 1997, the Company had cash, cash equivalents and marketable securities of $164.7 million and working capital of $178.3 million. The Company has historically funded its operations primarily from cash generated from its operating activities. During 1996 and 1997, the Company used the cash provided by operations principally for working capital needs and to finance certain costs incurred in connection with the RSA Merger and the DynaSoft Acquisition. In the first quarter of 1998, the Company used cash to finance certain costs incurred in connection with the IDI Acquisition. The Company believes that working capital will be sufficient to meet its anticipated cash requirements through at least 1999.

   MERGERS AND ACQUISITIONS

    On July 26, 1996, a wholly owned subsidiary of the Company acquired RSA. The RSA Merger costs were approximately $6.1 million. On July 15, 1997, the Company acquired approximately 95% of the outstanding shares and certain of the outstanding options to acquire shares of DynaSoft in exchange for approximately
2.7 million shares of the Company's Common Stock. The Company also paid approximately $6.0 million in cash to certain stockholders of DynaSoft in exchange for the remaining outstanding shares and options. The DynaSoft Acquisition costs were approximately $5.7 million, which included integration costs, primarily severance, of $0.3 million. On March 26, 1998, a wholly-owned subsidiary of the Company acquired 100% of the outstanding shares of IDI in exchange for 784,342 shares of the Company's Common Stock. The IDI Acquisition costs were approximately $2.6 million and were expensed in the first quarter of 1998. The mergers and acquisitions were accounted for as poolings of interests. See Note 2 of Notes to the Company's Consolidated Financial Statements.

    The Company intends to seek acquisitions of businesses, products and technologies that are complementary to those of the Company. The Company is continuing to identify and prioritize additional security technologies which it may wish to develop, either internally or through the licensing or acquisition of products from third parties. While the Company engages from time to time in discussions with respect to potential acquisitions, there can be no assurances that any such acquisitions will be made or that the Company will be able to successfully integrate any acquired business. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financings, may result in dilution to the Company's stockholders.

   SALES OF COMMON STOCK

    In January 1995, the Company sold 1,020,000 shares of Common Stock under the terms of an over-allotment option granted to the underwriters as part of the Company's initial public offering, generating $3.8 million in net cash proceeds. In November 1995, the Company sold an additional 3,120,000 shares of Common Stock in a follow-on offering, which generated $55.9 million of net cash proceeds to the Company. In October 1997, the Company sold an additional 1,626,000 shares of Common Stock in a follow-on offering, which generated $61.1 million of net cash proceeds to the Company.

    The Company generated $7.5 million of cash from the exercise of stock options and related income tax benefits and generated $1.9 million of cash from the sale of minority interests in RSA's Japanese subsidiary in 1997.

   STRATEGIC INVESTMENTS

    During 1995, RSA granted certain rights and privileges in certain technology to VeriSign in connection with VeriSign's incorporation and received 4,000,000 shares of VeriSign common stock. On April 17, 1995 and February 20, 1996, the Company purchased 425,000 shares of Series A and 72,091 shares of Series B Convertible Preferred Stock, respectively, of VeriSign for an aggregate purchase price of $687,000. VeriSign was organized to provide digital certificates and related services that use public-key cryptography to ensure essential privacy and authentication features. VeriSign introduced its first products and services in June 1995; as such, it has a limited operating history and through December 31, 1997 has incurred significant net losses in each year since its inception. There can be no assurance that VeriSign will achieve profitability in the foreseeable future. The Company's voting interest in VeriSign was approximately 27% and 26% at December 31, 1996 and 1997, respectively. The Company uses the equity method to account for its investment in VeriSign. In January 1998, VeriSign had an initial public offering which diluted the Company's ownership to approximately 22% (unaudited) but increased the Company's equity in VeriSign.

    As a result of VeriSign's initial public offering, in accordance with the equity method of accounting, the Company will recognize an increase in the amount of its investment in VeriSign, representing its proportionate share of VeriSign's equity as of December 31, 1997, after considering VeriSign's net proceeds from the offering. The increase in the investment will be recorded with a corresponding increase to additional paid in capital, net of deferred income taxes payable. On April 23, 1998, VeriSign announced it had incurred a net loss of $5.2 million for the first quarter of 1998 and at March 31, 1998 had total assets and liabilities of $63.9 million and $12.7 million, respectively. The Company will record the increase in its investment (approximately $12 million) and its proportionate share of VeriSign's first quarter net loss (approximately $1 million) in the second quarter of 1998 as the Company recognizes its proportionate interest in VeriSign's operating results one quarter in arrears.

    In December 1996, the Company purchased 250,000 shares of Series B Preferred Stock of VPNet Technologies, Inc. ("VPNet") of San Jose, California, for an aggregate purchase price of $1.5 million. VPNet was organized to develop and market products and technologies for implementing high-performance virtual private networks. In January 1998, the Company purchased $120,000 of VPNet 8% convertible debt. The debt is convertible into preferred stock which is convertible into common stock. The Company also received a warrant to purchase VPNet Common Stock. The Company's investment in VPNet represents a minority interest of less than 10% of VPNet's capitalization.

    In August 1997, the Company purchased 877,193 Series C Preferred Shares of Finjan Software Ltd. ("Finjan") for an aggregate purchase price of $1.0 million. Finjan is an Israeli software company organized to develop and market products for the Java Internet security market. The Company's investment in Finjan represents a minority interest of less than 5% of Finjan's capitalization.

    In October 1997, the Company purchased 175,285 Ordinary Shares of nCipher Corporation Limited ("nCipher") for an aggregate purchase price of $512,000. nCipher is located in the United Kingdom and develops products designed to accelerate cryptographic processes in Internet security, electronic commerce and other applications. In January 1998, the Company purchased 93,896 Ordinary Shares of nCipher for an aggregate purchase price of $336,418. The Company's investment in nCipher represents a minority interest of less than 5% of nCipher's capitalization.

    On March 31, 1998 the Company purchased, in a non-cash transaction, 482,765 ordinary shares of Trintech Group ("Trintech") for $2.0 million. Trintech is an Irish development company organized to develop and market software products designed to enable secure payment in the electronic marketplace. The Company's investment represents a minority interest of less than 5% of Trintech's capitalization. The Company has also agreed to purchase up to $3.0 million of Trintech's Series A convertible preferred shares at such time as Trintech completes a private placement of such securities.

   CAPITAL EXPENDITURES

    The Company's capital expenditures during 1997 were $10.9 million and were for additional leasehold improvements, office furniture and equipment, as well as computer equipment for product development, testing and support to accommodate the Company's continued growth. During the fourth quarter of 1997, the Company commenced implementation of an information system which is designed to better meet the Company's growing world-wide information and business process needs. The Company expects the system, which is represented by the manufacturer to be year 2000 compliant, to be operational in 1998 and estimates the cost at approximately $5.0 million, of which approximately $3.5 million will be spent in 1998 ($219,000 was spent in the first quarter of 1998).

   LEASING EXPENDITURES

    In March 1998, the Company entered into an amendment to its noncancelable operating lease for facilities in Bedford, Massachusetts. The facilities leased under the amended agreement provide for approximately 183,000 square feet of office space, and the annual base rent is approximately $2.6 million per year through February 2008.

   In August and December 1997, the Company entered into two noncancelable ten-year leases expiring in 2008 for RSA offices in Redwood City, California. The first facility consists of approximately 27,000 square feet of office space, and the annual base rent is approximately $1.0 million. The Company plans to occupy the second facility in June 1998. The second facility consists of approximately 31,000 square feet of office space, and the annual base rent is approximately $912,000 and annual operating expenses of approximately $245,000. Both leases have rent escalation provisions covering years two through ten based on the Consumer Price Index.

   ROYALTY ARRANGEMENTS AND PURCHASED RESEARCH AND DEVELOPMENT

    In September 1997, the Company announced its SecurMessage email security solution, now known as SecurSight for email, which incorporates technology from Worldtalk and VeriSign for securing already-deployed enterprise email and groupware applications. In October 1997 the Company paid Worldtalk a one-time prepaid, nonrefundable license fee of $3.0 million in order to obtain favorable pricing. The prepaid asset will be recorded as cost of sales as Worldtalk products are sold.

    In November 1996, the Company amended its agreement with Progress Software for the right to use certain of its software to enhance the functionality of the Company's ACE/Server software. In order to obtain favorable pricing the Company pre-paid $1.5 million and $1.25 million during the first and fourth quarters of 1996, respectively, and pre-paid $2.5 million during the first quarter of 1997 and in April 1998 agreed to prepay $6.0 million during 1998. The prepaid royalty is recorded as cost of revenue as products incorporating Progress Software products are sold.

    In December 1997, the Company acquired and recorded as purchased technology rights to certain Netscape technology for approximately $3.0 million. The Company plans to incorporate the technology in its SecurSight products.

    The Company expended approximately $6.2 million for purchased research and development technology during 1997.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Although the Company believes that its products and systems are Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, operating results and financial condition.

    Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to implement the infrastructure needed to conduct trusted and secure communications and commerce over information networks or to purchase products and services such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company has formed a Year 2000 task force. The task force consists of employees with expertise in areas the Company believes could be affected if not Year 2000 compliant. The task force has established a Year 2000 compliance plan. The scope of the plan is to (i) identify the third-party equipment, software, vendors, systems and suppliers used by the Company which are not Year 2000 compliant, (ii) replace non-compliant third party equipment and software with compliant equipment and software and find alternatives to non-compliant vendors, systems and suppliers, and (iii) work with Company customers to overcome questions and concerns they may have about the impact of Year 2000 compliance on the Company and its products. The task force has almost completed the identification phase of the project and anticipated completion of the replacement phase of the project in 1998. Except for the previously described worldwide business and information system, the Company does not believe the identification and replacement of third party equipment and software will have a material cost to the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

    In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition," which supersedes SOP No. 91-1. The Company adopted SOP No. 97-2 prospectively on January 1, 1998. SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. In March 1998, the AICPA postponed this adoption date of certain provisions of SOP No. 97-2. The adoption of SOP No. 97-2 did not have a material effect on the Company's revenues and operating results for the first quarter of 1998.

    In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 130" and "SFAS 131," respectively). The Company adopted the provisions of SFAS 130 in the first quarter of 1998 and will be required to adopt the provisions of SFAS 131 in its annual financial statements for fiscal 1998. SFAS 130 provides standards for reporting items considered to be "comprehensive income" and uses the term "other comprehensive income" to refer to revenues, expenses, gains and losses that are included in comprehensive income under generally accepted accounting principles but excluded from net income. Currently the only items presented in the Company's consolidated financial statements that would be considered other comprehensive income as defined in SFAS 130 are the unrealized gains and losses on marketable securities and cumulative translation adjustments, which are recorded as components of stockholders' equity. SFAS 131 establishes new standards for reporting information about operating segments. The Company believes the segment information required to be disclosed under SFAS 131 will be more comprehensive than previously provided, including expanded disclosure of income statement and balance sheet items for each reportable operating segment. The Company has not yet completed its analysis of the operating segments on which it will report. The adoption of SFAS 130 did not have a material effect on the Company's financial statements.

ACCOUNTING FOR CERTAIN STOCK OPTIONS

    On October 18, 1995, January 24, 1996, April 1, 1996 and April 24, 1996, the Company's Board of Directors or the Compensation Committee of the Company's Board of Directors granted stock options to employees to purchase 32,000, 605,600, 200,000 and 38,900 shares of the Company's Common Stock at exercise prices of

$14.25, $24.76, $24.30 and $38.20, respectively, subject to stockholder approval (obtained on May 22, 1996) of an increase in the number of shares available for grant. The exercise prices represented the fair market value on the dates of grant. As permitted by Statement of Financial Accounting Standard No. 123, which became effective on January 1, 1996, the Company has elected to continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25 for stock-based compensation to employees.

    For options granted prior to April 1, 1996, because approval of the stockholders was required and considered perfunctory, the Company measured compensation expense on the date of grant by the Board of Directors or the Compensation Committee of the Board of Directors. As a result of discussions with the staff of the Securities and Exchange Commission, the Company changed its accounting policy on options requiring stockholder approval to measure compensation expense on the approval date. This change is effective for options granted on or after April 1, 1996. This change resulted in an aggregate compensation expense of approximately $4.5 million relating to the April 1, 1996 and April 24, 1996 option grants, which the Company is recognizing over the remainder of the four-year vesting period of the options from May 22, 1996. The effect of this change was to reduce income from operations by approximately $0.7 million in 1996.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

    This report contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The following important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made in this Annual Report to Stockholders and presented elsewhere by management from time to time. Such forward-looking statements represent management's current expectations and are inherently uncertain. Investors are warned that actual results may differ from management's expectations.

     A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, general economic conditions, the Company's continued ability to develop and introduce products, the introduction of new products by competitors, pricing practices of competitors, expansion of the Company's sales distribution capability, the cost and availability of components and the Company's ability to control costs.

    The Company's success is dependent in part on its ability to complete its integration of the operations of RSA, DynaSoft and IDI in an efficient and effective manner. The successful combination of the Company, RSA, Dynasoft and IDI in a rapidly changing high technology industry may be more difficult to accomplish than in other industries. The combination of these companies and any future acquisitions will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to successfully integrate the operations of these companies could have a material adverse effect on the business and results of operations of the Company.

     The Company's success is also dependent on the success of its SecurSight strategy, which is a security solution being developed by the Company that would enable organizations to support and manage the growing use of public and private keys, digital signatures and digital certificates for assuring confidentiality and privacy on an enterprise-wide scale. The success of SecurSight is dependent on a number of factors, including without limitation delays in product development, undetected software errors or bugs, competitive pressures, technical difficulties, market acceptance of new technologies, including without limitation the use and implementation of various certificate management and key management technologies, changes in customer requirements and government regulations, delays in developing strategic partnerships and general economic conditions.

     The Company's success is highly dependent on its ability to enhance its existing products and to develop and introduce new products in a timely manner. If the Company were to fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. To date, substantially all of the Company's revenues have been attributable to sales of its enterprise network and data security products, the licensing of encryption engines and the provision of related services, and existing and new versions of such products are expected to continue to represent a high percentage of the Company's revenue for the foreseeable future. As a result, any factor adversely affecting sales of these products and services could have a material adverse effect on the Company's financial condition and results of operations.

     Certain components of the Company's products are currently purchased from a single or limited sources and any interruption in the supply of such components could adversely affect the Company's operating results.

     The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or enhancement of products by the Company or its competitors, the sizes, timing and shipment of individual orders, market acceptance of new products, changes in the Company's operating expenses, personnel changes, mix of products sold, changes in product pricing, development of the Company's direct and indirect distribution channels and general economic conditions.

     International sales have represented a significant portion of the Company's sales. The international business and financial performance of the Company may be affected by fluctuations in foreign exchange rates, difficulties in managing accounts receivable, tariff regulations and difficulties in obtaining export licenses.

     All of the Company's products are subject to export controls under U.S. law and applicable foreign government restrictions, including without limitation restrictions on the export of encryption technology. The Company believes it has obtained necessary export approvals for the export of the products it currently exports. There can be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, will not be revised from time to time, or that the Company will be able to obtain necessary regulatory approvals for the export of future products. The inability of the Company to obtain required approvals under these regulations could adversely affect the ability of the Company to make international sales. In addition, the Company may be at a disadvantage in competing for international sales compared to companies located outside the United States that are not subject to such restrictions.